Exhibit 21.1

Subsidiaries of IPC The Hospitalist Company, Inc.

Name of Subsidiary	Jurisdiction of Organization	Doing Business As

Hospitalists, Inc.	California	N/A

IPC Hospitalists of Colorado, Inc.	Colorado	N/A

InPatient Consultants of Alabama, Inc.	Alabama	N/A

InPatient Consultants of Delaware, Inc.	Delaware	N/A

InPatient Consultants of Florida, Inc.	Florida	N/A

InPatient Consultants of Kentucky, Inc.	Kentucky	N/A

InPatient Consultants of Missouri, Inc.	Missouri	N/A

InPatient Consultants of Mississippi, Inc.	Mississippi	N/A

InPatient Consultants of Utah, Inc.	Utah	N/A

Hospitalists of Arizona, Inc.	Arizona	N/A

Hospitalists of Illinois, Inc.	Illinois	N/A

Hospitalists of Georgia, Inc.	Georgia	N/A

Hospitalists of Maryland, Inc.	Maryland	N/A

Hospitalists of Michigan, Inc.	Michigan	N/A

Hospitalists of North Carolina, Inc.	North Carolina	N/A

Hospitalists of Nevada, Inc.	Missouri	N/A

Hospitalists of South Carolina, Inc.	South Carolina	N/A

Hospitalist of Tennessee, Inc.	Tennessee	N/A

Hospitalists of Texas, L.P.	California	N/A

InPatient Consultants of Wyoming, LLC	Wyoming	N/A